EXHIBIT 12-1


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              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of Dollars)

                                               Twelve Months Ended   Twelve Months Ended    Twelve Months Ended
                                                December 31, 1995     December 31, 1994      December 31, 1993
                                               -------------------   -------------------    -------------------
EARNINGS AS DEFINED (1)
Net Income ............................              $ 71,723              $ 59,868              $ 62,376
Federal and other income taxes ........                41,004                29,839                30,939
Fixed charges .........................                45,637                39,663                36,231
                                                     --------              --------              --------
  Earnings as defined .................              $158,364              $129,370              $129,546
                                                     ========              ========              ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt ............              $ 35,820              $ 27,948              $ 25,594
Interest on other borrowed funds ......                 7,053                 9,093                 7,961
Amortization of debt discounts, premium
  and expense .........................                   996                   950                 1,057
Interest implicit in rentals (2) ......                 1,768                 1,672                 1,619
                                                     --------              --------              --------
  Fixed charges as defined ............              $ 45,637              $ 39,663              $ 36,231
                                                     ========              ========              ========

Ratio of Earnings to Fixed Charges ....                  3.47                  3.26                  3.58
                                                     ========              ========              ========

Notes:
(1) Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.


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